Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
January 5, 2005

MIDWEST AIR GROUP NAMES NEW CHIEF MARKETING OFFICER

Milwaukee, Wisconsin, January 5, 2005 – Midwest Air Group, Inc. (NYSE:MEH) today announced the appointment of Scott R. Dickson as senior vice president and chief marketing officer. He will join the company on January 10.

Dickson will be responsible for all aspects of marketing for Midwest Airlines and its Skyway Airlines subsidiary. Those responsibilities will include route planning, pricing and scheduling; e-business and distribution; industry partnerships, and customer loyalty, sales and advertising programs. He replaces Thomas Vick, who passed away in 2004.

“Scott is an excellent addition to our leadership team” said Timothy E. Hoeksema, chairman and chief executive officer. “With both domestic and international experience, he adds an outstanding balance of leadership and marketing expertise.”

Dickson is currently president of Airline Partner Services, a Miami-based firm that provides marketing and management services to airlines serving the Americas. He has served as chairman, president and chief executive of Vanguard Airlines; and vice president of planning and revenue management for Grupo TACA, which services North, Central and South America with a fleet of 75 jet and turboprop aircraft. Dickson has also held several positions with AMR Corporation units, including American Airlines, AMR Consulting and the SABRE Group.

Dickson earned master’s and bachelor’s degrees from the University of Minnesota. He recently published a book on management principles called “Never Give Up.”

Celebrating 20 years of providing customers with “The best care in the air,” Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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